UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C. 20549



                               FORM 8-K



                            CURRENT REPORT



               PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934


                           December 18 , 1996
         Date of Report (Date of earliest event reported)


              MID-AMERICA APARTMENT COMMUNITIES, INC.
        (Exact Name of Registrant as Specified in Charter)



      TENNESSEE                    1-12762                  62-1543819
(State of Incorporation)   (Commission File Number)  (I.R.S. Employer
                                                      Identification Number)




                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
           (Address of principal executive offices)

                        (901) 682-6600
        Registrant's telephone number, including area code




      -----------------------------------------------------
     (Former name or address, if changed since last report)

Item 5. Other Events

Memphis,TN December 18, 1996. Mid-America Apartment Communities, Inc. (NYSE:MAA) Simon R. C. Wadsworth, Exec. VP-CFO announced today the purchase of the 288-unit Tiffany Oaks apartment community in Altamonte Springs, near Orlando, Florida for $10 million in cash.
The property was built in 1985 and is presently 97% occupied with an average rent per unit of $556.

Mr.  Wadsworth also announced that Mid-America sold the 240-unit
Summit Ridge apartment community in Charlotte, North Carolina on
December 13 for a total of $8.2 million. The Company plans to defer the $250,000 net gain on the sale of this property through a tax-free exchange with the Tiffany Oaks property. The Company funded the balance of the acquisition with its unsecured line of credit.

Eric Bolton, President, said "The sale of Summit Ridge and the purchase of Tiffany Oaks continues to build on our market strengths and to increase our return on investment by replacing properties that no longer meet our long term objectives. Summit Ridge was our sole property in Charlotte, and due to market softening there we have no further plans for Charlotte. Tiffany Oaks is a fine addition to our successful group of properties in the North Florida market."

The Company has completed sales of three properties for $25.4 million in the past seven months with a total gain of $2.3 million, almost all of which has been deferred through like-kind exchanges.

Mid-America Apartment Communities is a self-managed apartment REIT which owns 19,280 units at 73 properties throughout the southeastern U.S. and Texas.

For further information, contact Simon R. C. Wadsworth: 901-682-6600.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     MID-AMERICA APARTMENT COMMUNITIES, INC.



Date:  December 18, 1996             /s/ SIMON R.C. WADSWORTH
       ---------------------         ------------------------------
                                         Simon R.C. Wadsworth
                                         Executive Vice President
                                         (Principal Financial and
                                          Accounting Officer)